Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                           --------------------------
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                       Baltimore Gas and Electric Company
             (Exact Name of Registrant as Specified in its Charter)

                                    Maryland
                            (State of Incorporation)
                                   52-1964611
                      (I.R.S. Employer Identification No.)
                39 W. Lexington Street, Baltimore, Maryland 21201
                                 (410) 234-5000

     (Address, including Zip Code, and Telephone Number, including Area Code of Registrant's Principal Executive Offices)


                         David A. Brune, Vice President
                 250 W. Pratt Street, Baltimore, Maryland 21201
                                 (410) 783-3601
 (Name, Address, including Zip Code, and Telephone Number, including Area Code of Registrant's Agent for Service)


Approximate  date of  commencement  of proposed  sale to the  public:  After the
effective  date  of  this   Registration   Statement  as  determined  by  market
conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please  check the  following box.  [   ]
                           __________________________

                         CALCULATION OF REGISTRATION FEE
================================================================================
                                     Proposed
Title of                              maximum      Proposed
each class of                         offering     maximum           Amount of
securities to         Amount of        price       aggregate        registration
be registered        be registered    per unit   offering price          fee
--------------------------------------------------------------------------------

Medium-Term Notes,   $150,000,000      100%*      $150,000,000        $39,600
    Series I

================================================================================

*  Inserted solely for the purpose of calculating the registration fee.

** $23,000,000 principal amount of Medium-Term Notes, Series H are being carried forward from Registration No. 333-66015 for which a registration fee was previously paid .

   Pursuant  to  Rule  429  under  the  Securities  Act  of  1933,   this
Registration Statement also serves as a post-effective amendment of the Registrant's Registration Statement on Form S-3 (Registration No. 333-66015).

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                                                                  [COMPANY LOGO]



$173,000,000
                                             Baltimore Gas and Electric Company
Medium Term Notes                                        39 W. Lexington Street
Series I                                             Baltimore, Maryland  21201
                                                                 (410) 234-5000




________________________________________________________________________________
             P    R    O    S     P    E     C    T    U    S
________________________________________________________________________________


This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may, from time to time, sell the notes described in this prospectus in one or more offerings up to a total dollar amount of $173,000,000. We will receive between $171,702,500 and $172,783,750 of the proceeds from the sale of the notes (99.25%
- 99.875% on a per note basis), after paying the agents' commissions of between $216,250 and $1,297,500 (0.125% - 0.75% on a per note basis).


This prospectus provides you with a general description of the notes we may offer. Each time we sell notes, we will provide a pricing supplement (which may also be referred to as a prospectus supplement) that will contain specific information about the terms of that offering. The supplement may also add, update or change information contained in this prospectus.


This investment involves certain risks. Please refer to the discussion of risk factors on page 4.


________________________________________________________________________________
We urge you to carefully read this prospectus and the pricing supplement which will describe the specific terms of the offering together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION before you make your investment decision.
________________________________________________________________________________


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                 LEHMAN BROTHERS

BANC OF AMERICA SECURITIES LLC              GOLDMAN, SACHS & CO.


                                     Agents

(Once the registration statement is effective, the date of the prospectus will be inserted here.)

                                Table of Contents


                                                                           Page
FORWARD LOOKING STATEMENTS.............................................      3

BALTIMORE GAS AND ELECTRIC COMPANY......................................     4

RISK FACTORS............................................................     4

PRICING SUPPLEMENT......................................................     5

USE OF PROCEEDS.........................................................     5

RATIO OF EARNINGS TO FIXED CHARGES......................................     6

DESCRIPTION OF THE NOTES................................................     6

PLAN OF DISTRIBUTION....................................................    18

LEGAL OPINIONS..........................................................    19

EXPERTS.................................................................    19

WHERE YOU CAN FIND MORE INFORMATION.....................................    19

                           FORWARD-LOOKING STATEMENTS

We make statements in this prospectus and the documents we incorporate by reference that are considered forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Sometimes these statements will contain words such as "believes," "expects," "intends," "plans" and other similar words. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. These risks, uncertainties and factors include, but are not limited to:

o    general economic, business and regulatory conditions;
o    energy supply and demand;
o    competition;
o    federal and state regulations;
o    availability, terms and use of capital;
o    environmental issues;
o    weather;
o implications of the restructuring order issued by the Maryland Public Service Commission (Md. PSC) regarding electric deregulation including the outcome of the appeal of the order;
o    loss of revenues due to customers choosing alternative suppliers;
o inability to recover all costs associated with providing electric retail customersservice during the electric rate freeze period; and
o implications from the transfer of BGE's generation assets to non-regulated subsidiaries of Constellation Energy Group, Inc., BGE's parent, including, the outcome of the appeal of the Md.
     PSC's order regarding the asset transfer.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. Please see the documents we incorporate by reference for more information on these factors. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus.

BALTIMORE GAS AND ELECTRIC COMPANY


BGE, a wholly-owned subsidiary of Constellation Energy Group, Inc., ("Constellation Energy") is a regulated energy delivery company transmitting and distributing electricity throughout a 2,300-square-mile service territory and distributing natural gas throughout a 600-square-mile service territory in Central Maryland. Effective on July 1, 2000 electric customer choice and competition among electric suppliers was implemented in Maryland. For a more detailed discussion of the Maryland law authorizing customer choice and competition, and the Maryland Public Service Commission order (Restructuring Order) that resolved major issues surrounding electric restructuring, please refer to our Annual Report on Form 10K. See Where You Can Find More Information.

As part of the implementation of electric customer choice and competition in Maryland, our generating assets were deregulated. As a result, on July 1, 2000, we transferred, at book value, all of our nuclear and fossil generating assets, including ownership in two coal plants and a hydroelectric plant located in Pennsylvania to nonregulated subsidiaries of Constellation Energy. In total, these generating assets represent about 6,240 megawatts of generation capacity with a total net book value at June 30, 2000 of approximately $2.4 billion. The electric generation portion of our business represented about one-half of our operating income. In addition, on July 1, 2000 the electric fuel rate was discontinued.

Under  the  Restructuring  Order,  we  will  provide  electricity
(standard offer service) to customers at fixed rates over various time periods until June 30, 2006 if they do not choose an alternate supplier. A Constellation Energy nonregulated subsidiary will provide us with the energy and capacity required to meet our standard offer service obligations at fixed prices for the first three years of the transition period. Standard offer service will be competitively bid thereafter.

We also transferred approximately $278 million of our tax exempt debt to nonregulated subsidiaries of Constellation Energy related to the transferred assets. In addition, we received $366 million in unsecured promissory notes. Repayment of the notes by a nonregulated subsidiary of Constellation Energy have been and will be used exclusively to service certain long-term debt of BGE. We also transferred equity associated with the generating assets to Constellation Energy's nonregulated subsidiaries. Our fossil fuel and nuclear fuel inventories, materials and supplies, and certain power purchase contracts were also transferred.

On August 14, 2000, we filed a Form 10-Q for the quarter ended June 30, 2000 with the Securities and Exchange Commission which contains pro forma financial information on the potential impact of the transfer of our generating assets. See Where You Can Find More Information. We cannot estimate the impact on our business of the increased financial risks associated with electric customer choice and competition and the transfer of our generating assets. However, both will have a material impact on our future financial results.

RISK FACTORS


Lower Revenues. Under deregulation, until our customers choose an alternate supplier for electricity, we will continue to provide electricity to them under our standard offer service. Once customers begin to choose alternate suppliers, our revenues from the sale of electricity will decline. Therefore at some point in the future, our revenues will come primarily from the delivery service we provide to our gas and electric customers. No assurance can be given as to the amount of revenues we will earn in the future, which will be affected by the electric rate freeze discussed below and also by the same primary influences that affect our revenues today:

o the rates approved by the Md.Public Service Commission that we are allowed to charge our customers for the services we provide;
o  the weather;
o  the number of customers;
o  the amount each customer uses; and
o  competition.

Electric Rate Freeze. On July 1, 2000, our annual residential rates decreased by approximately $54 million and will be frozen at that level until June 30, 2006. While commercial and industrial customer rates were not reduced, these customers have up to 4 service options by which to fix electric rates and transition charges for a period that generally ranges from 4 to 6 years. Electric delivery service rates for commercial and industrial customers will be frozen for a 4-year period.

As a result, during the electric rate freeze periods, we may not be able to recover from our ratepayers any additional costs associated with providing them service. Once the electric rate freeze periods are over, we are free to reexamine our rate structure and, if appropriate, file with the Md. PSC for a change in the applicable rates.

Market Price Risk on Standard Offer Service. Until June 30, 2006, we are required to provide electricity (standard offer service) at prices fixed by the Md. PSC to our residential customers (and for up to 4 years to commercial and industrial customers depending on what service option they choose) who do not choose an alternate supplier. A nonregulated subsidiary of Constellation Energy will provide us with the energy and capacity required to meet our standard offer service obligations at fixed prices for the first three years of the transition period (until June 30, 2003). As a result, we will not bear any market price risk of providing standard offer service during this time. Thereafter, we will competitively bid the energy and capacity for providing standard offer service and will be subject to market price risk. As a result, during the last 3 years of the transition period and thereafter we may be unable to purchase the electricity we must provide at prices equal to or below the price at which we can sell the electricity to our customers.

PRICING SUPPLEMENT

The pricing supplement, which may also be called a prospectus supplement, for each offering of notes will contain the specific information and terms for that offering. The pricing supplement may also add, update or change information contained in this prospectus. It is important for you to consider the information contained in this prospectus and the pricing supplement in making your investment decision.

USE OF PROCEEDS

Based on our current plans and estimates, the net proceeds from the sale of the notes will be used for general corporate purposes relating to our utility business, including repayment of commercial paper borrowings used to finance construction, other capital expenditures and operations. If we do not use the net proceeds immediately, we temporarily invest them in short-term, interest-bearing obligations.

For current information on our commercial paper balances and average interest rate, see our most recent Form 10-K and 10-Q. See Where You Can Find More Information.

                       RATIO OF EARNINGS TO FIXED CHARGES

The Ratio of Earnings to Fixed Charges for each of the periods indicated is as follows:



                                    Twelve Months Ended
                                       December 31,

                   ------------------------------------------------------------


June 30, 2000      1999      1998         1997         1996           1995
-------------      ----      ----         ----         ----           ----
   3.40            3.45      2.94         2.78         3.10           3.21


For current information on the Ratio of Earnings to Fixed Charges, please see our most recent Form 10-K and 10-Q. See Where You Can Find More Information.


DESCRIPTION OF THE NOTES


General

We will issue the notes under an indenture between us and The Bank of New York, dated as of July 1, 1985 as supplemented on October 1, 1987 and January 26, 1993. The indenture is a contract between us and The Bank of New York acting as trustee. The trustee has two main roles. First, the trustee can enforce your rights against us if an "Event of Default" described below occurs. Second, the trustee performs certain administrative duties for us.


The indenture is summarized below. Because it is a summary, it does not contain all of the information that may be important to you. We have filed the indenture and its supplements with the SEC, and we suggest that you read it. You especially need to read the indenture to get a complete understanding of your rights and our obligations under the provisions described in Event of Default; Modification of Indenture; and Consolidation, Merger or Sale. See Where You Can Find More Information on how to locate the indenture and the supplements. You may also review the indenture at the Trustee's offices at 101 Barclay Street, New York, New York.

The specific terms of each series of notes will be described in the particular pricing supplement relating to that series. The pricing supplement may or may not modify the general terms found in this prospectus and will be filed with the SEC. For a complete description of the terms of a particular series of notes, you should read both this prospectus and the pricing supplement relating to that series.

The indenture does not limit the amount of notes that may be issued. Each series of notes may differ as to their terms. For current information on our debt outstanding see our most recent Form 10-K and 10-Q. See Where You Can Find More Information.

The notes are unsecured and will rank equally with all our unsecured indebtedness. The notes will be denominated in U.S. dollars and we will pay principal and interest in U.S. dollars. The notes will not be subject to any conversion, amortization, or sinking fund. It is anticipated that the notes will be "book-entry," represented by a permanent global note registered in the name of The Depository Trust Company, or its nominee. However, we reserve the right to issue notes in certificate form registered in the name of the noteholders.

In the discussion that follows, whenever we talk about paying principal on the notes, we mean at maturity, redemption or repurchase. Also, in discussing the time for notices and how the different interest rates are calculated, all times are New York City time, unless otherwise noted.

The following terms may apply to each note as specified in the applicable pricing supplement and the note. The applicable pricing supplement will describe the terms for the notes including: interest rate, maturity date, remarketing provisions, our right to redeem notes, the holders' right to tender notes, and any other provisions.

Redemptions

We may redeem notes at our option. Notes may be redeemable in whole or in part in increments of $1,000 upon no more than 60, and not less than 30 days prior notice. If we do not redeem all the notes of a series at one time, the Trustee selects the notes to be redeemed in a manner it determines to be fair.

Repurchases

The noteholder may have the right to cause us to repurchase the notes. We will repurchase the notes in whole or in part in increments of $1,000. The method for repurchases differs for book-entry and certificate notes, and is discussed later in this section, Description of the Notes.

Remarketed Notes

We may issue notes with remarketing features that allow holders the option to sell their notes back to us. In turn, we have the option to retire these notes or remarket and sell them to new holders.


Book-Entry Notes - Registration, Transfer, and Payment of Interest and Principal


Book-entry notes of a series will be issued in the form of a global note that will be deposited with The Depository Trust Company, New York, New York ("DTC"). This means that we will not issue certificates to each holder. One global note will be issued to DTC who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a certificate note, a global note may not be transferred; except that DTC, its nominees, and their successors may transfer a global note as a whole to one another.

Beneficial interests in global notes will be shown on, and transfers of global notes will be made only through, records maintained by DTC and its participants.

DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participant's accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its participants are on file with the SEC.

DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., The American Stock Exchange, LLC and the National Association of Securities Dealers, Inc.

We will wire principal and interest payments to DTC's nominee. We and the Trustee will treat DTC's nominee as the owner of the global notes for all purposes. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global notes to owners of beneficial interests in the global notes.

It is DTC's current practice, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global notes as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with notes on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global notes, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with notes held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the Trustee or us.

Notes represented by a global note will be exchangeable for certificate notes with the same terms in authorized denominations only if:

o DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

o We determine not to require all of the notes of a series to be represented by a global note and notify the Trustee of our decision.

Book-Entry Notes - Method of Repurchase

Participants, on behalf of the owners of beneficial interests in the global notes, may exercise the repurchase option by delivering written notice to our paying agent at least 30, but no more than 60, days prior to the date of repurchase. The paying agent, The Bank of New York, must receive notice by 5:00 p.m. on the last day for giving notice. Procedures for the owners of beneficial interests in global notes to notify their participants of their desire to have their note repurchased will be governed by the customary practices of the participant. The written notice to the paying agent must state the principal amount to be repurchased. It is irrevocable and a duly authorized officer of the participant (with signatures guaranteed) must sign it.

Certificate Notes - Registration, Transfer, and Payment of Interest and
Principal

If we  issue  certificate  notes,  they  will be  registered  in the name of the noteholder. The notes may be transferred or exchanged, pursuant to administrative procedures in the indenture, without the payment of any service charge (other than any tax or other governmental charge) by contacting the paying agent.

Holders of over $5 million in principal amount of notes can request that payment of principal and interest be wired to them by contacting the paying agent at the address set forth above at least one business day prior to the payment date. Otherwise, payments will be made by check.

Certificate Notes - Method of Repurchase

Noteholders desiring to exercise their repurchase option must notify the paying agent at least 30 but not more than 45 days prior to the repayment date by providing the bank:

o the note, with the section entitled "Option to Elect Repayment" on the reverse of the note completed; or

o a fax or letter (first class, postage prepaid) from a member of a national securities exchange, the National Association of Securities Dealers, or a bank or trust company in the United States which states the following:

         the name of the holder;

         the principal amount of the note and the amount to be repurchased;

         the certificate number or the maturity and a description of the terms of the note;

         a statement that you wish to sell all or a portion of your note; and

o A guaranty that the note with the section entitled "Option to Elect Repayment" on the reverse of the note completed, will be received by the paying agent within 5 business days.

The note and form must be received by the paying agent by such 5th business day. Your notice of repurchase is irrevocable.

If you sell a portion of a note, the old note will be canceled and a new note for the remaining principal amount will be issued to you.


Interest Rate

General

The interest rate on the notes will either be fixed or floating. The interest paid will include interest accrued to, but excluding, the date of maturity, redemption or repurchase. Interest is generally payable to the person in whose name the note is registered at the close of business on the record date before each interest payment date. Interest payable at maturity, redemption, or repurchase, however, will be payable to the person to whom principal is payable.

The first interest payment on any note originally issued between a record date and interest payment date or on an interest payment date will be made on the interest payment date after the next record date. Interest payments, other than those payable at maturity, redemption or repurchase will be paid, at our option, by check or wire transfer.


Fixed Rate Notes

Each pricing supplement will designate the fixed rate of interest payable on a note. Interest will be paid May 1 and November 1, and upon maturity, redemption or repurchase. If any payment date falls on a day that is not a Business Day (defined below), payment will be made on the next Business Day and no additional interest will be paid. The record dates for such notes will be April 15 (for interest to be paid on May 1) and October 15 (for interest to be paid on November 1). Interest payments will be the amount of interest accrued to, but excluding, each May 1 and November 1. Interest will be computed using a 360-day year of twelve 30-day months.

"Business Day" means any day other than a Saturday or Sunday that (a) is not a day on which banking institutions in the state of Maryland, or in New York, New York, are authorized or obligated by law or executive order to be closed, and

(b) with respect to floating rate notes with a LIBOR interest rate formula only, is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Floating Rate Notes

General

Each floating rate note will have an interest rate formula. The formula may be based on:

o    the commercial paper rate;
o    the prime rate;
o    the CD rate;
o    the federal funds effective rate;
o    the LIBOR;
o    the Treasury rate;
o    the CMT rate; or
o    another index to be described in the applicable pricing supplement.

The interest rate for each interest period will be based on the formula plus a spread or multiplied by a spread multiplier, if any, as indicated in the applicable pricing supplement. In addition, any floating rate note may have a maximum or minimum interest rate limitation.

Date of Interest Rate Change

The interest rate on each floating rate note may be reset daily, weekly, monthly, quarterly, semi-annually, or annually based on the Index Maturity for the interest rate formula as specified in the applicable pricing supplement. "Index Maturity" means the period to maturity on the referenced floating interest rate contract on which the interest rate formula is based. The specific dates on which the interest rate will reset (Interest Reset Date) will be specified in the applicable pricing supplement and will be:

o   for notes which reset daily, each Business Day;
o for notes (other than Treasury rate notes) which reset weekly, the Wednesday of each week;
o for Treasury rate notes which reset weekly, the Tuesday of each week;
o   for notes which reset monthly,  the third Wednesday of each month;
o for notes which reset quarterly, the third Wednesday of March, June, September and December;
o for notes which reset semi-annually, the third Wednesday of the two months of each year indicated in the applicable pricing supplement; and
o for notes which reset annually, the third Wednesday of the month of each year indicated in the applicable pricing supplement.

The initial interest rate or interest rate formula on each note effective until the first Interest Reset Date will be indicated in the applicable pricing supplement. Thereafter, the interest rate will be the rate determined on the next Interest Determination Date, as explained below. Each time a new interest rate is determined, it will become effective on the subsequent Interest Reset Date. If any Interest Reset Date is not a Business Day, then the Interest Reset Date will be postponed to the next Business Day. However, in the case of a LIBOR note, if the next Business Day is in the next calendar month, the Interest Reset Date will be the immediately preceding Business Day.

When Interest Rate is Determined

The interest rate for all notes (except Treasury rate notes) will be the rate determined on the second Business Day before the Interest Reset Date (Interest Determination Date).

The Interest Determination Date for Treasury rate notes will be the day of the week in which the Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on Tuesday. However, the auction may be held on the preceding
Friday.  If an auction  is held on the  preceding  Friday,  that day will be the

Interest Determination Date pertaining to the Interest Reset Date occurring in the next week. If an auction date falls on any Interest Reset Date then the Interest Reset Date will instead be the first Business Day immediately following the auction date.

The Bank of New York, or its successor (Calculation Agent), will calculate the interest rate on the tenth day or if not a business day, the next business day, after the related Interest Determination Date (Calculation Date) for all floating rate notes except LIBOR notes. For LIBOR notes the Calculation Date will be the Interest Determination Date.

Upon request, the Calculation Agent will provide the current interest rate and, if different, the interest rate which will become effective on the next Interest Reset Date.

When Interest Is Paid

Interest is paid as follows:

o for notes which reset daily or weekly, on the third Wednesday of March, June, September and December;
o for notes which reset monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December (as indicated in the applicable pricing supplement);
o for notes which reset quarterly, on the third Wednesday of March, June, September, and December;
o for notes which reset semi-annually, on the third Wednesday of the two months specified in the applicable pricing supplement;
o for notes which reset annually, on the third Wednesday of the month specified in the applicable pricing supplement; and
o  at maturity, redemption or repurchase.

If interest is payable on a day which is not a Business Day, payment will be postponed to the next Business Day. However, for LIBOR notes, if the next Business Day is in the next calendar month, interest will be paid on the preceding Business Day.

The record date will be 15 calendar days prior to each day interest is paid, whether or not such day is a Business Day.

The interest payable will be the amount of interest accrued to, but excluding, the interest payment date. However, for notes on which the interest resets daily or weekly, the interest payable will include interest accrued to and including the record date prior to the interest payment date. If the interest payment date is also a day that principal is due, the interest payable will include interest accrued to, but exclude, the date of maturity, redemption or repurchase.

The accrued interest for any period is calculated by multiplying the principal amount of a note by an accrued interest factor. The accrued interest factor is computed by adding the interest factor calculated for each day in the period to the date for which accrued interest is being calculated. The interest factor (expressed as a decimal rounded upwards if necessary, as described below) is computed by dividing the interest rate (expressed as a decimal rounded upwards if necessary) applicable to such date by 360, unless the notes are Treasury rate notes or CMT rate notes in which case it will be divided by the actual number of days in the year.

All percentages resulting from any calculation of floating rate notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655) and 9.876544%
(or .09876544) being rounded to 9.87654% (or .0987654)), and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upwards).

Commercial Paper Rate Notes

Each commercial paper rate note will bear interest at the rate (calculated with reference to the Commercial Paper Rate and the spread and/or spread multiplier, if any) specified on the commercial paper rate note and in the applicable pricing supplement.

"Commercial Paper Rate" means, with respect to any Commercial Paper Interest Determination Date, the Money Market Yield (calculated as described below) of the rate on such date for commercial paper having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the heading "Commercial Paper." "H.15(519)" means the weekly statistical release entitled "Statistical Release H.15(519), Selected Interest Rates," or any successor publication, published by the Board of Governors of the Federal Reserve System.

The "Money Market Yield" is the yield (expressed as a percentage rounded upwards, if necessary, to the next higher one-hundred thousandth of a percentage point) calculated in accordance with the following formula:


Money Market Yield =

      D X 360         X  100
  -------------
  360 - (D X M)



where "D" refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the period for which interest is being calculated.

The following procedures will occur if the rate cannot be set as described above:

(a) If that rate is not published in H.15(519) prior to 9:00 A.M. on the Calculation Date, then the Commercial Paper Rate will be the Money Market Yield of the rate on the Commercial Paper Interest Determination Date for commercial paper having the Index Maturity specified in the applicable pricing supplement as published in Composite Quotations under the heading "Commercial Paper."

"Composite Quotation" means the daily statistical release entitled "Composite 3:30 P.M. Quotations for U.S. Government Securities," or any successor publication, published by The Federal Reserve Bank of New York.

(b) If the rate is not published or in Composite Quotations by 3:00 P.M. on the Calculation Date, the Commercial Paper Rate for that Commercial Paper Interest Determination Date will then be calculated by the Calculation Agent in the following manner.

The Commercial Paper Rate will be calculated as the Money Market Yield of the average for the offered rates, as of 11:00 A.M., on that date, of three leading dealers of commercial paper in New York selected for commercial paper having the applicable Index Maturity placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized rating agency.

(c) Finally, if fewer than three dealers are quoting as mentioned, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.

Prime Rate Notes

Each prime rate note will bear interest at the rate (calculated with reference to the Prime Rate and the spread and/or spread multiplier, if any) specified on the prime rate note and in the applicable pricing supplement.

"Prime Rate" means, with respect to any Prime Rate Interest Determination Date, the rate set forth on such date in H.15(519) under the heading "Bank Prime Loan."

The following procedures will occur if the rate cannot be set as described above:

(a) If that rate is not published in H.15(519) prior to 9:00 A.M. on the Calculation Date, then the Prime Rate will be the average (rounded upwards, if necessary, to the next higher one-hundred thousandth of a percentage point) of the rates of interest publicly announced by each bank that appear on the Reuters Screen USPRIMEONE Page as its prime rate or base lending rate as in effect for that Prime Rate Interest Determination Date.

(b) If fewer than four, but more than one, rates appear on the Reuters Screen USPRIMEONE Page or replacement page, the Prime Rate will be the average of the prime rates (quoted on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on the Prime Rate
Interest Determination Date by four major money center banks in New York selected by the Calculation Agent.

(c) If fewer than two rates appear, the Prime Rate shall be determined on the basis of the rates furnished in New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, having total equity capital of at least $500 million and being subject to supervision or examination by a Federal or State authority, as selected by the Calculation Agent.

(d) Finally, if the banks are not quoting as mentioned above, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.

CD Rate Notes

Each CD rate note will bear interest at the rate (calculated with reference to the CD Rate and the spread and/or spread multiplier, if any) specified on the CD rate note and in the applicable pricing supplement.

"CD Rate" means, with respect to any CD Rate Interest Determination Date, the rate on that date for negotiable certificates of deposit having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the heading "CDs (Secondary Market)."

The following procedures will occur if the rate cannot be set as described above:

(a) If that rate is not published in H.15(519) prior to 9:00 A.M. on the Calculation Date, then the CD Rate will be the rate on that CD Rate Interest Determination Date for negotiable certificates of deposit having the applicable Index Maturity as published in Composite Quotations under the heading "Certificates of Deposit."

(b) If that rate is not published in Composite Quotations by 3:00 P.M. on that Calculation Date, the CD Rate for that CD Interest Determination Date shall be calculated by the Calculation Agent as follows:

The CD Rate will be calculated as the average of the secondary market offered rates, as of 10:00 A.M., of three leading nonbank dealers of negotiable U.S. dollar certificates of deposit in New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money market banks with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement in a denomination of $5,000,000.

(c) Finally, if fewer than three dealers are quoting as mentioned, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.

Federal Funds Effective Rate Notes

Each federal funds effective rate note will bear interest at the rate (calculated with reference to the Federal Funds Effective Rate and the spread and/or spread multiplier, if any) specified on the federal funds effective rate note and in the applicable pricing supplement.

"Federal Funds Effective Rate" means, with respect to any Federal Funds Effective Interest Determination Date, the rate on such date for Federal Funds as published in H.15(519) prior to 11:00 A.M. under the heading "Federal Funds (Effective)."

The following procedures will occur if the rate cannot be set as described above:

(a) If that rate is not published in H.15(519) prior to 11:00 A.M. on the Calculation Date, then the Federal Funds Effective Rate will be the rate on that Federal Funds Effective Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate."

(b) If that rate is not published in Composite Quotations by 3:00 P.M. on the Calculation Date, the Federal Funds Effective Rate for that Federal Funds Effective Interest Determination Date will be calculated by the Calculation Agent as follows:

The Federal Funds Effective Rate will be the average of the rates, as of 11:00 A.M. on that date, for the last transaction in overnight Federal Funds arranged by three leading brokers of federal funds transaction in New York selected by the Calculation Agent.

(c) Finally, if fewer than three brokers are quoting as mentioned above, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.


LIBOR Notes

Each LIBOR note will bear interest at the rate (calculated with reference to LIBOR and the spread and/or spread multiplier, if any) specified on the LIBOR note and in the applicable pricing supplement.

LIBOR will be determined by the Calculation Agent as follows:

(a) With respect to any LIBOR Interest Determination Date, LIBOR will be determined by either:

(1) the average of the offered rates for deposits of not less than $1,000,000 in U.S. dollars having the Index Maturity specified in the applicable pricing supplement, beginning on the second Business Day immediately after that date, that appear on the Reuters Screen LIBO Page as of 11:00 A.M., London time, on that date, if at least two offered rates appear on the Reuters Screen LIBO Page; or

(2) the rate for deposits in U.S. dollars having the Index Maturity designated in the applicable pricing supplement, beginning on the second London Business Day immediately after such date, that appears on the Telerate Page 3750 as of 11:00 A.M., London time, on that date.

If neither Reuters Screen LIBO Page nor Telerate Page 3750 is specified in the applicable pricing supplement, LIBOR will be determined as if Telerate Page 3750 had been specified.

In the case where (1) above applies, if fewer than two offered rates appear on the Reuters Screen LIBO Page, or, in the case where (2) above applies, if no rate appears on the Telerate Page 3750, LIBOR for that date will be determined as follows:

(b) LIBOR will be determined based on the rates at approximately 11:00 A.M., London time, on that LIBOR Interest Determination Date at which deposits of not less than $1,000,000 in U.S. dollars having the applicable Index Maturity are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent that in the Calculation Agent's judgment is representative for a single transaction in such market at such time (a "Representative Amount"). The offered rates must begin on the second Business Day immediately after that LIBOR Interest Determination Date.

The Calculation Agent will request the principal London office of each such bank to provide a quotation of its rate. If at least two such quotations are provided, LIBOR for such date will be the average of such quotations.

(c) If fewer than two quotations are provided, LIBOR for that date will be the average of the rates quoted at approximately 11:00 A.M., New York City time, on such date by three major banks in New York, selected by the Calculation Agent. The rates will be for loans in U.S. dollars to leading European banks having the specified Index Maturity beginning on the second Business Day after that date and in a Representative Amount.

(d) Finally, if fewer than three banks are quoting as mentioned, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.

Treasury Rate Notes

Each Treasury rate note will bear interest at the rate (calculated with reference to the Treasury Rate and the spread and/or spread multiplier, if any) specified on the Treasury rate note and in the applicable pricing supplement.

"Treasury Rate" means, with respect to any Treasury Interest Determination Date, the rate for the most recent auction of direct obligations of the United States ("Treasury bills") having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the heading "U.S. Government Securities/Treasury Bills/Auction Average (Investment)."

The following procedures will occur if the rate cannot be set as described above:

(a) If that rate is not published in H.15(519) by 9:00 A.M. on the applicable Calculation Date, the rate will be the auction average rate (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) for such auction as otherwise announced by the United States Department of the Treasury.

(b) If the results of the auction of Treasury bills having the applicable Index Maturity are not published in H.15(519) by 9:00 A.M., or otherwise published or reported as provided above by 3:00 P.M., on the Calculation Date, or if no auction is held in a particular week, then the Treasury Rate shall be calculated by the Calculation Agent as follows:

The rate will be calculated as a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the average of the secondary market bid rates as of approximately 3:30 P.M. on the Treasury Interest Determination Date, of three leading primary United States government securities dealers in New York selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the specified Index Maturity.

(c) Finally, if fewer than three dealers are quoting as mentioned, the rate of interest in effect for the period will be the same as the rate of interest in effect for the prior interest reset period.

CMT Rate Notes

Each CMT rate note will bear interest at the rate (calculated with reference to the CMT Rate and the Spread or Spread Multiplier, if any) specified on such CMT rate note and in the applicable pricing supplement.

"CMT Rate" means, with respect to any CMT Interest Determination Date, the rate displayed on the Designated CMT Telerate Page under the caption "... Treasury Constant Maturities. Federal Reserve Board Release H.15... Mondays Approximately 3:45 P.M.," under the column for the applicable Index Maturity designated in the applicable pricing supplement for:

(1) if the Designated CMT Telerate Page is 7055, the rate for the applicable CMT Interest Determination Date; or

(2) if the Designated CMT Telerate Page is 7052, the week, or the month, as applicable, ended immediately preceding the week in which the CMT Interest Determination Date occurs.

The following procedures will occur if the rate cannot be set as described above:

(a) If no page is specified in the applicable pricing supplement and on the face of such CMT Rate Note, the Designated CMT Telerate Page shall be 7052, for the most recent week. If such rate is no longer displayed on the relevant page, or if it is not displayed by 3:00 P.M. on the related Calculation Date, then the CMT Rate will be the Treasury constant maturity rate for the applicable Index Maturity as published in the relevant H.15 (519).

(b) If that rate is no longer published in H.15(519), or is not published by 3:00 P.M. on the related Calculation Date, then the CMT Rate for such CMT Interest Determination Date will be the Treasury constant maturity rate for the applicable Index Maturity (or other United States Treasury rate for such Index Maturity for that CMT Interest Determination Date with respect to such Interest Reset Date) as may then be published by either the Federal Reserve Board or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519).

(c) If that information is not provided by 3:00 P.M. on the related Calculation Date, then the CMT Rate for that CMT Interest Determination Date will be calculated by the Calculation Agent as follows:

The rate will be calculated as a yield to maturity, based on the average of the secondary market closing offer side prices as of approximately 3:30 P.M. on that CMT Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in New York selected by the Calculation Agent.
These dealers will be selected from five such Reference Dealers.

The Calculation Agent will eliminate the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Note") with an original maturity of approximately the applicable Index Maturity and a remaining term to maturity of not less than such Index Maturity minus one year.

If two Treasury Notes with an original maturity as described in the preceding sentence have remaining terms to maturity equally close to the applicable Index Maturity, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

(d) If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate for that CMT Interest Determination Date will be calculated by the Calculation Agent as follows:

The rate will be calculated as a yield to maturity based on the average of the secondary market offer side prices as of approximately 3:30 P.M. on that CMT Interest Determination Date of three Reference Dealers in New York selected by the Calculation Agent using the same method described above, for Treasury Notes with an original maturity of the number of years that is the next highest to the applicable Index Maturity with a remaining term to maturity closest to such Index Maturity and in an amount of at least $100 million.

If three or four (and not five) of the Reference Dealers are quoting as described above, then the CMT Rate will be based on the average of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated.

(e) Finally, if fewer than three Reference Dealers are quoting as mentioned, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.


Event of Default

"Event of Default" means any of the following:

o failure to pay the principal of (or premium, if any, on) any note of a series when due and payable;

o  failure to pay for 30 days any interest on any note of a series;

o failure to perform or observe any other covenant or agreement in any note of a series or in the indenture in regard to such notes, for 60 days after notice; or

o  certain events of insolvency.

An Event of Default for a particular series of notes does not necessarily mean that an Event of Default has occurred for any other series of notes issued under the indenture. If an Event of Default shall have occurred and be continuing the Trustee or the holders of at least 25% of the principal amount of the notes of the series affected by an Event of Default may require us to repay the entire principal of the notes of such series immediately. Subject to certain conditions, this requirement may be rescinded by the holders of at least a majority in aggregate principal amount of the notes of the series.

The Trustee must within 90 days after a default occurs, notify the holders of the notes of the series of the default if we have not remedied it (default is defined to include the events specified above without the grace periods or notice). The Trustee may withhold notice to the holders of such notes of any default (except in the payment of principal or interest) if it in good faith considers such withholding in the interest of the holders. We are required to file an annual certificate with the Trustee, signed by an officer, about any default by us under any provisions of the indenture.

Subject to the provisions of the indenture relating to its duties in case of default, the Trustee shall be under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any holders unless such holders offer the Trustee reasonable indemnity. Subject to the provisions for indemnification and certain other limitations, the holders of a majority in principal amount of the notes of any series may direct the time, method and place of conducting any proceedings for any remedy available to, or exercising any trust or power conferred on, the Trustee with respect to such notes.

Modification of Indenture

Under the indenture, our rights and obligations and the rights of the holders of any notes may be changed. Any change requires the consent of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding notes of all series to be affected, voting as one class. However, no changes to the terms of payment of principal or interest, or reducing the percentage required for changes, is effective against any holder without its consent.

Consolidation, Merger or Sale

We  may  not  merge  or  consolidate   with  any  corporation  or  sell  all  or
substantially all of our assets unless:

o we are the continuing corporation or the successor corporation expressly assumes the payment of principal, and premium, if any, and interest on the notes and the performance and observance of all the covenants and conditions of the indenture binding on us; and

o we, or the successor corporation, are not immediate ly after the merger, consolidation, or sale in default in the performance of a covenant or condition in the indenture.


PLAN OF DISTRIBUTION

We may sell the notes (a) through agents; (b) through underwriters or dealers; or (c) directly to one or more purchasers.

By Agents

Notes may be sold on a continuing basis through agents designated by us. The agents agree to use their reasonable efforts to solicit purchases for the period of their appointment under the terms of an agency agreement between the agents and us.


For each note and in total, we have set out below the offering price, the compensation we will pay the agents and the proceeds we will receive, before deducting expenses of approximately $150,000 depending on the maturity of the notes they sell.

                                       Per Note

Public Offering Price       100%
Agents' Commissions         0.125% - 0.75%
Proceeds to BGE             ---------------
 (before expenses)          99.875% - 99.25%

                            Total

Public Offering Price       $173,000,000
Agents' Commissions         $216,250 -  $1,297,500
                            -----------------------
Proceeds to BGE
  (before expenses)        $172,783,750 -  $171,702,500
                            -----------  --------------


The agents will not be obligated to make a market in the notes. We cannot predict the amount of trading or liquidity of the notes.

By Underwriters

If underwriters are used in the sale, the notes will be acquired by the underwriters for their own account. The underwriters may resell the notes in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the notes will be subject to certain conditions. The underwriters will be obligated to purchase all the notes of the series offered if any of the notes are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Direct Sales

We may also sell notes directly. In this case, no underwriters or agents would be involved.

General Information

In connection with sales by an agent or an underwritten offering, the SEC rules permit the underwriters or agents to engage in transactions that stabilize the price of the notes. These transactions may include purchases for the purpose of fixing or maintaining the price of the notes.

The underwriters or agents may create a short position in the notes in connection with the offering. That means they sell a larger principal amount of the notes than is shown on the cover page of the prospectus or the applicable pricing supplement. If they create a short position, the underwriters or agents may purchase notes in the open market to reduce the short position.

If the underwriters or agents purchase the notes to stabilize the price or to reduce their short position, the price of the notes could be higher than it might be if they had not made such purchases. The underwriters or agents make no representation or prediction about any effect that the purchases may have on the price of the notes. These transactions may be effected on the open market and may be discontinued at any time.

Underwriters, dealers, and agents that participate in the distribution of the notes may be underwriters as defined in the Securities Act of 1933 (the "Act"), and any discounts or commissions received by them from us and any profit on the resale of the notes by them may be treated as underwriting discounts and commissions under the Act.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.


One of Constellation Energy's subsidiaries, Constellation Power Source, has an exclusive arrangement with a subsidiary of Goldman, Sachs & Co. to serve as an advisor for power marketing and related risk management services. In addition, Constellation Enterprises, Inc., has an ownership interest in Orion Power Holdings, Inc. with an affiliate of Goldman, Sachs & Co. to acquire electric generating plants in the United States and Canada. An agent, underwriter, or dealer may engage in transactions with, or perform services for us, Constellation Energy or its other subsidiaries in the ordinary course of its business.


LEGAL OPINIONS

One of our lawyers will issue an opinion regarding certain legal matters in connection with the notes offered pursuant to this prospectus. Cahill Gordon & Reindel, New York, NY will issue an opinion for any underwriters, dealers or agents. Cahill Gordon & Reindel will rely on the opinion of our lawyers as to matters of Maryland law and the applicability of the Public Utility Holding Company Act of 1935.


EXPERTS


The financial statements and financial statement schedule incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Constellation Energy Group, Inc. and Baltimore Gas and Electric Company for the year ended December 31, 1999 and the audited historical financial statements included on pages 27-38 of Constellation Energy Group, Inc. and Baltimore Gas and Electric's Report on Form 8-K dated February 15, 2000 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


WHERE YOU CAN FIND
MORE INFORMATION


BGE jointly files annual, quarterly and special reports, and other information with its parent Constellation Energy. BGE may file proxy statements with the SEC. You may read and copy any document filed by BGE at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information, regarding companies

(including BGE) that file documents with the SEC electronically. BGE's SEC filings may also be obtained from Constellation Energy's web site at http://www.constellationenergy.com. The addresses for both the SEC's and Constellation Energy's website are inactive textual references only, and the contents of those sites (other than the documents incorporated by reference as set forth below) are not part of this prospectus.


This prospectus is part of a registration statement we filed with the SEC. In addition, the SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all the notes.

o Constellation Energy and BGE's Annual Report on Form 10-K for the year ended December 31, 1999.


o Constellation Energy and BGE's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000.

o Constellation Energy and BGE's current reports on Form 8-K filed February 15, 2000, March 17, 2000, and July 7, 2000


Any person, including any beneficial owner, may request a copy of these filings, at no cost, by writing or telephoning us at the following address:



      Baltimore Gas and Electric Company
      Shareholder Services
      39 W. Lexington Street
      Baltimore, Maryland  21201
      410-783-5920

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these notes in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

================================================================================

                                 [COMPANY LOGO]



                                  $173,000,000


                                Medium-Term Notes


                                    Series I



--------------------------------------------------------------------------------
                                   PROSPECTUS
(Once the registration statement is effective, the date of the Prospectus will be inserted here)

--------------------------------------------------------------------------------


                                 LEHMAN BROTHERS
BANC OF AMERICA SECURITIES LLC                       GOLDMAN, SACHS & CO.

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.
     Securities and Exchange Commission Registration Fee             $39,600
     Services of Independent Accountants....................          30,000*
     Trustee Fees and Expenses..............................           5,000*
     Legal Fees and Expenses................................          25,000*
     Debt Securities Rating Fees............................         100,000*
     Printing and Delivery Expenses.........................          10,000*
     Miscellaneous Expenses.................................          10,400*
                                                                      ------

     Total..................................................       $ 220,000*
                                                                   =========

         --------------
         * Estimated

Item 15.  Indemnification of Directors and Officers.

         The following description of indemnification allowed under Maryland statutory law is a summary rather than a complete description. Reference is made to Section 2-418 of the Corporations and Associations Article of the Maryland Annotated Code, which is incorporated herein by reference, and the following summary is qualified in its entirety by such reference.

         By a Maryland statute, a Maryland corporation may indemnify any director who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative ("Proceeding") by reason of the fact that he is a present or former director of the corporation and any person who, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan ("Director"). Such indemnification may be against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with the Proceeding unless it is proven that (a) the act or omission of the Director was material to the matter giving rise to the Proceeding and (i) was committed in bad faith, or (ii) was the result of active and deliberate dishonesty; or (b) the Director actually received an improper personal benefit in money, property, or services; or (c) in the case of any criminal proceeding, the Director had reasonable cause to believe his act or omission was unlawful. However, the corporation may not indemnify any Director in connection with a Proceeding by or in the right of the corporation if the Director has been adjudged to be liable to the corporation. A Director or officer who has been successful in the defense of any Proceeding described above shall be indemnified against reasonable expenses incurred in connection with the Proceeding. The corporation may not indemnify a Director in respect of any Proceeding charging improper personal benefits to the Director in which the Director was adjudged to be liable on the basis that personal benefit was improperly received. The corporation may not indemnify a director or advance expenses for a proceeding brought by the director against the corporation except if the proceeding is brought to enforce indemnification by the corporation or if the corporation's charter or bylaws, a board resolution or contract provides otherwise Notwithstanding the above provisions, a court of appropriate jurisdiction, upon application of the Director or officer, may order indemnification if it determines that in view of all the relevant circumstances, the Director or officer is fairly and reasonably entitled to indemnification; however, indemnification with respect to any Proceeding by or in the right of the corporation or in which liability was adjudged on the basis that personal benefit was improperly received shall be limited to expenses. A corporation may advance reasonable expenses to a Director under certain circumstances, including a written undertaking by or on behalf of such Director to repay the amount if it shall ultimately be determined that the standard of conduct necessary for indemnification by the corporation has not been met.

         A corporation may indemnify and advance expenses to an officer of the corporation to the same extent that it may indemnify Directors under the statute.

         The indemnification and advancement of expenses provided by statute is not exclusive of any other rights, by indemnification or otherwise, to which a Director or officer may be entitled under the charter, by-laws, a resolution of shareholders or directors, an agreement or otherwise.

         A corporation may purchase and maintain insurance on behalf of any person who is or was a Director or officer, whether or not the corporation would have the power to indemnify a Director or officer against liability under the provision of this section of Maryland law. Further, a corporation may provide similar protection, including a trust fund, letter of credit or surety bond, not inconsistent with the statute.

         Article V of the Company's Charter reads as follows:

                  "A director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages except (i) to the extent that it is proved that the person actually received an improper benefit or profit in money, property, or services for the amount of the benefit or profit in money, property or services actually received or (ii) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. It is the intent of this Article that the liability of directors and officers shall be limited to the fullest extent permitted by the Maryland General Corporation Law, as amended from time to time.

         Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director or officer of the corporation existing at the time of such repeal or modification."

         Article IV of the Company's By-Laws reads as follows:

                  "Each person made or threatened to be made a party to an action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Company, or, at its request, is or was a director or officer of another corporation, shall be indemnified by the Company (to the extent indemnification is not otherwise provided by insurance) against the liabilities, costs and expenses of every kind actually and reasonably incurred by him as a result of such action, suit or proceeding, or any threat thereof or any appeal thereon, but in each case only if and to the extent permissible under applicable common or statutory law, state or federal. The foregoing indemnity shall not be inclusive of other rights to which such person may be entitled."

         The Directors and officers of the Company are covered by insurance indemnifying them against certain liabilities which might be incurred by them in their capacities as such, including certain liabilities arising under the Securities Act of 1933. The premium for this insurance is paid by the Company.

         Also, see indemnification provisions in the Form of Agency Agreement and the Standard Purchase Provisions, both included in Exhibit 1(a) to this Registration Statement.

Item 16.  Exhibits.

         Reference is made to the Exhibit Index filed as a part of this Registration Statement.

Item 17.  Undertakings.

(a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                      (i) To include any prospectus required by Section 10(a)(3)
                  of the  Securities  Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.
                                      II-3

                  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, Baltimore Gas and Electric Company, the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland on the 2nd day of October, 2000.



                                          BALTIMORE GAS AND ELECTRICY COMPANY
                                         (Registrant)

                                          By: /s/ David A. Brune
                                                  David A. Brune, Vice President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

        Signature                  Title                            Date


Principal executive
officer and director:

*Frank O. Heintz                President,                  October 2, 2000
                                CEO and Director


Principal financial and
accounting officer:

/s/ David A. Brune
______________________          Vice President,             October 2, 2000
    David A. Brune              Secretary, and
                                Director





Directors:

         *Thomas F. Brady                                    October 2, 2000
         *Robert E. Denton
         *Christian H. Poindexter



By: /s/ David A. Brune
    ___________________
David A. Brune, Attorney-in-Fact

                                  EXHIBIT INDEX
Exhibit Number
1(a)                           -    Form of Agency  Agreement,  including
                                    Administrative  Procedures;  and Form of
                                    Purchase Agreement, including Standard
                                    Purchase Provisions.

1(b)                           -    Form of Interest Calculation Agency
                                    Agreement.

4(a)*                          -    Indenture  dated as of July 1, 1985  between
                                    the  Company  and The Bank of New
                                    York  (successor  to  Mercantile-Safe
                                    Deposit  and  Trust  Company),   Trustee
                                    (Designated as Exhibit 4(a) in File 2-98443
                                    Registration Statement).

4(b)*                          -    Supplemental Indenture dated as of October
                                    1, 1987 between the Company and The
                                    Bank of New York (successor to Mercantile-
                                    Safe  Deposit and Trust  Company),
                                    Trustee  (Designated as Exhibit 4(b) in Form
                                    8-K dated November 13, 1987,  File
                                    No. 1-1910).

4(c)*                          -    Supplemental Indenture dated as of January
                                    26,  1993  between the Company and
                                    The Bank of New York (successor to
                                    Mercantile-Safe  Deposit and Trust Company),
                                    Trustee  (Designated  as Exhibit 4(c)
                                    in Form 8-K dated January 29, 1993,  File
                                    No. 1-1910).

4(d)                           -    Form of Medium-Term Note, Series I
                                    (Fixed Rate).

4(e)                           -    Form of Medium-Term Note, Series I
                                    (Floating Rate).

5                              -    Opinion of Company Counsel.

12 *                           -    Computation of Ratio of Earnings to Fixed
                                    Charges  (Designated as Exhibit 12(b)
                                    in Form 10-Q for the  quarterly  period
                                    ended June 30,  2000,  filed August 14,
                                    2000, File No. 1-1910)

23(a)                          -    Consent of Company Counsel(included in
                                    Exhibit 5).

23(b)                          -    Consent of PricewaterhouseCoopers LLP,
                                    Independent Accountants.


24                             -    Power of Attorney.

25                             -    Statement of  Eligibility  under the Trust
                                    Indenture Act of 1939 (Form T-1) of
                                    The Bank of New York, Trustee.
_________________________
       * Incorporated by reference.